Exhibit 10.1

WAIVER AND GENERAL RELEASE AGREEMENT

This WAIVER AND GENERAL RELEASE AGREEMENT (the “Agreement”) is being entered into between PATRICK J. TALAMANTES (“Executive”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”), in connection with the termination of Executive’s employment with the Company as of January 25, 2017 (the “Termination Date”). Capitalized terms used but not defined herein shall have the meaning ascribed to such term in that certain Executive Employment Agreement, dated as of May 16, 2015, by and between the Company and Executive (the “Employment Agreement”).

1.       Termination of Employment. Executive’s employment with the Company terminated on the Termination Date.

2.       Severance Payment. If Executive signs this Agreement within the forty-five (45) day consideration period specified below, does not revoke the Agreement, and fully abides by its terms, the Company will pay to Executive as severance the gross lump sum amount of one million three hundred fifty thousand dollars ($1,350,000.00), which is the equivalent of 1.5 times Executive’s Base Salary at the rate in effect on the Termination Date (the “Severance Payment”). The Severance Payment will be paid to Executive in a lump sum on the first payday following the expiration of the Revocation Deadline set forth in Section 7 below. The Company will withhold the appropriate federal, state, and local taxes, as determined by the Company, from the Severance Payment paid under this Agreement.

3.       Restrictive Covenants. Executive acknowledges and agrees that Section 12 (Confidentiality; Non-Solicitation), Section 13 (Cooperation with Regard to Litigation), Section 14 (Non-Disparagement), Section 15 (Section 409A Savings Provisions), and Section 16 (Miscellaneous) of the Employment Agreement shall survive termination of the Employment Agreement and Executive’s employment of termination. Such provisions of the Employment Agreement are incorporated herein. Notwithstanding the foregoing, Executive and Company agree that Section 12(b) of the Employment Agreement is hereby limited to solely preclude Executive from utilizing the Company’s trade secret information to solicit, induce, or otherwise encourage: (i) employees to leave the employment of the Company; and (ii) customers, clients, or independent contractors of the Company to cease or reduce its business with the Company.

4.       General Release. Except for any rights granted under this Agreement, Executive, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, joint ventures, affiliates, divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has, or that Executive’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Executive’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

a.       Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Executive’s employment with the Company or the termination thereof; any claims to severance or similar benefits (except as provided below in Section 4.c.); any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company; any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Executive or by any person claiming to act on Executive’s behalf or in Executive’s interest. Executive understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:

i.       Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

ii.       Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993, California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment.

iii.       Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.

b.       Participation in Agency Proceedings. Nothing in this Agreement shall prevent Executive from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar federal, state or local agencies. However, by entering into this Agreement, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state or local agency proceeding, including any subsequent legal action. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from filing a charge or complaint with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other securities regulatory agency or authority. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC staff or any other securities regulatory agency or authority.

c.       Claims Not Released; Acknowledgement with Respect to Accrued Compensation. The Released Claims do not include claims by Executive for: (1) the Severance Payment; (2) Accrued Compensation under the Employment Agreement, including previously vested benefits under any the Company-sponsored benefits plan; (3) rights under the Executive’s indemnification agreement with the Company, (4) rights to vested restricted stock units pursuant to those certain McClatchy Company 2012 Omnibus Incentive Plan Restricted Stock Unit Agreements between Executive and Company February 20, 2014, February 23, 2015, and February 24, 2016 (“RSU Agreements”); and (5) any other rights that cannot by law be released by private agreement. With respect to Accrued Compensation and the RSU Agreements, the Executive acknowledges and agrees as follows:

i.       The Executive has received all outstanding Base Salary;

ii.       The Executive shall be entitled to receive a $135,000 payment, in respect of his annual incentive for fiscal year 2016, and no other sums are due to him (or on his behalf) in respect of any annual incentive bonus compensation program of the Company or any affiliate, which shall be paid to Executive no later than the first payday following the expiration of the Revocation Deadline set forth in Section 7 below;

iii.       The Executive shall be entitled to receive a $225,000 payment in respect of the 2014 Long-Term Incentive Plan, and no other sums are due to him (or on his behalf) with respect to any long-term performance-based cash program of the Company or any affiliate, which shall be paid to Executive no later than the first payday following the expiration of the Revocation Deadline set forth in Section 7 below; and

iv.       Pursuant to the RSU Agreements, the Executive shall be entitled to receive 42,900 restricted shares of the Company’s Class A Common Stock, less shares withheld for applicable taxes and withholding (“Net Shares”). The Net Shares shall be delivered to Executive in accordance with the terms set forth in the RSU Agreements. The Executive and the Company acknowledge that the rights and obligations set forth in the RSU Agreements survive termination of Executive’s employment and are incorporated herein.

d.       Waiver of Rights under California Civil Code Section 1542. Executive further acknowledges that Executive has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives Executive the right not to release existing claims of which Executive is not now aware, unless Executive voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 and any other statutes of similar effect, and elects to assume all risks for claims that now exist in Executive’s favor, known or unknown, arising from the subject matter of the Release. Executive and Company acknowledge that this Section 1542 waiver does not apply to claims not released in Section 4.c above. Executive acknowledges that different or additional facts may be discovered in addition to what Executive now knows or believes to be true with respect to the matters released in this Agreement, and Executive agrees that this Agreement will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts.

e.       No Existing Claims or Assignment of Claims. Executive represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

f.       Defend Trade Secrets Act. Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

g.       Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EXECUTIVE UNDERSTANDS THAT, WITH THE EXCEPTION OF CLAIMS NOT RELEASED IN SECTION 4.C ABOVE, HE IS WAIVING ALL RIGHTS HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

5.       General Provisions. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by both Parties. Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, excluding the choice of law rules thereof, and shall be subject to the arbitration provisions under the Employment Agreement. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

6.       No Admission. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them.

7.       ADEA Acknowledgement/Time Periods. With respect to the General Release in Section 4 of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that he has carefully read and understands this Agreement in its entirety and executes it voluntarily and without coercion.

a.       Consideration Period. Executive is hereby advised to consult with a competent, independent attorney of Executive’s choice, at Executive’s expense, regarding the legal effect of this Agreement before signing it. Executive shall have forty-five (45) days from receipt of this Agreement to consider whether to execute it, but Executive may voluntarily choose to execute this Agreement before the end of the forty-five (45) day period.

b.       Revocation Period. Executive understands that Executive has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to the Company, Attention: Billie McConkey, 2100 Q Street, Sacramento, CA 95816 or billie.mcconkey@mcclatchy.com, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”).

8.       Execution. Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Executive on or before the forty-fifth (45th) day after Executive receives it.

By signing below, EXECUTIVE represents and warrants that EXECUTIVE has full legal capacity to enter into this Agreement, EXECUTIVE has carefully read and understands this Agreement in its entirety, has had a full opportunity to review this Agreement with an attorney of EXECUTIVE’s choosing, and has executed this Agreement voluntarily, without duress, coercion or undue influence.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EXECUTIVE

Patrick J. Talamantes

Date:

THE McCLATCHY COMPANY

By:
Name:
Title:

Date:

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 45-DAY CONSIDERATION PERIOD

I, Patrick J. Talamantes, understand that I have forty-five (45) days within which to consider and execute the attached Waiver and General Release Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Waiver and General Release Agreement before such forty-five (45) day period has expired.

Date	Signature

7